Exhibit 99.1

December 10, 2018

Valued Shareholders,

As many of you know, and as disclosed in an 8K and Form 4, I recently exercised an option to acquire 400,000 shares of NGTF at $.30 per share using salary accrued over several years. This was a substantial investment for me and my family, and yet the decision was not a difficult one.

I realize traders are often solely focused on the day-to-day share price, while long-term investors can more easily focus on the future. We’re taking important steps every day to realize our potential as a market leader in two burgeoning categories, each expected to have a multi-billion dollar future. I believe that successful execution of our strategies will result in substantial increases in market capitalization.

As CEO, investor, and single-largest shareholder, my focus is also clearly on the future, and that is what made the decision to exercise my options so easy. I want to own more shares and I have never sold a single share into the market.

With the launch of Nightfood ice cream, and the Half-Baked line, we see the opportunity to increase shareholder value. Flush in the middle of the holiday season, and with 2018 drawing to a close, I wanted to provide this update to our investors regarding both Nightfood and MJ Munchies.

Nightfood Ice Cream – Product/Market Fit

With the focus of Nightfood on our current ice cream launch, I’ve been asked by some investors why I’m so excited about this product line, and why it will be a hit whereas the Nightfood bars have had much more modest results.

The short answer is: “Just wait until you try the ice cream.”

The more complete answer revolves around what’s called “product/market fit”. Netscape founder and venture capitalist Mark Andreessen, who coined the term, states “Product/market fit means being in a good market with a product that can satisfy that market”.

We believe the nighttime snack market is a good market. Hundreds of millions of people snack regularly at night, and the most popular choices tend to be both unhealthy and disruptive to sleep quality.

Nightfood bars are clearly a well-received product, as one can see when looking at our reviews on Facebook, Amazon, and our own website. But, when the most popular consumer choices at night are cookies, chips, ice cream, and candy (with ice cream being #2), it’s hard to get people excited about nutrition bars.

Bluntly put, while the reviews are fantastic, our Nightfood bars have not shown the ability to satisfy the market in a way that delivers product/market fit required for massive scaling. I believe Nightfood ice cream will.

We know that almost half of all Americans consume ice cream at night on a regular basis. Experts estimate that 80% of at-home ice cream consumption occurs in the hours before bed. And, in a recent Harris Poll, 48% of millennials reported their single-favorite time to enjoy ice cream is “in bed watching TV”.

I now understand that providing night snackers with nighttime nutrition bars is like giving an 8-year old a pet rock…interesting, but not exciting or life-changing. On the other hand, providing night snackers with nighttime ice cream is like giving that 8-year old a puppy.

We’ve seen that consumers want a solution. Now they’ll have one that they can get excited about, and without the friction of forcing people to switch formats.

Because Nightfood ice cream delivers so powerfully on product/market fit, we expect it to be a hit with consumers. The research supports our belief:

●	Over 62% of existing “better-for-you” ice cream consumers reported that Nightfood was a more compelling product than their current brand

●	Over 67% of those surveyed said they will definitely buy Nightfood ice cream when it’s available where they shop

●	In a recent test ad campaign on Facebook, over 40,000 people were shown an ad for Nightfood ice cream, and 10.76% of those people clicked through to get more information.

A Facebook ad that gets clicks from almost 11% of those reached is an amazing number. We’ve known for years consumers want to solve this problem. Now we have a product line that we think will be irresistible to many of the over 100 million nighttime ice cream consumers.

Nightfood Ice Cream – Distribution Update

Over the last two months, we met with some of the largest retail chains in the United States. These massive chains usually don’t take new product lines from unproven young companies. While most of those we met with have not yet made their decisions, we did hear back from one top-10 supermarket chain rather quickly and they are putting Nightfood ice cream in 100% of their stores. Their timeline has Nightfood hitting shelves in February.

Investors I speak to often express great concern over slotting fees. I will point out that slotting is a necessity with certain chains when you’re building a ubiquitous brand, and we expect to invest a substantial sum in slotting in 2019 and the coming years.

While most retailers charge slotting fees, not all of them do. By its nature, slotting is a way of retailers ensuring every item they put on their shelves generates a certain amount of revenue for the store, regardless of how well that product sells. The few remaining chains that don’t charge slotting have a reputation of excelling at their merchandising selections. They need to be more selective, and do a better job of picking winners, as they do not have slotting fees to fall back on.

Our first retailer is one that does not charge slotting, and relies on its ability to identify products that will connect with the market. They believe in the NightFood value proposition, and see significant consumer demand for a better nighttime ice cream option.

The benefits to the Company are numerous. Not only have we secured major distribution with $0 slotting expense, but this signals to other retailers that Nightfood is worthy of their attention. We believe locking in this large, influential, and trend-setting chain so early in our launch will facilitate an accelerated roll-out.

Success in our first chains, along with sales data to back it up, will lead to open doors across the country. What 2019 will bring in terms of distribution points and revenue, 2020 should allow us to expand as quickly as we think is optimal, with millions in monthly revenue.

Jim Christensen, Nightfood’s VP of Ice Cream Sales, was instrumental in landing this account. Jim previously served as VP of Ice Cream Sales at Unilever, where he headed up sales and distribution initiatives for brands such as Ben & Jerry’s, Klondike, Breyers, and Good Humor. He now fills that same role for us. We’re going to continue to capitalize on his insight, knowledge, and connections as we expand distribution to every major chain in the country.

We will make details this first partnership public as soon as we’re able, and will do the same with all new retail partners that add Nightfood in their stores.

Nightfood Ice Cream – The Roll-Out

We’ve received some questions about our team of celebrity influencers and why they haven’t been publicly talking about Nightfood.

When the ice cream is on-shelf, we will activate the influencers as well as a public relations blitz featuring Dr. Michael Breus, The Sleep Doctor™. Based on discussions with T3 Shamrock, our PR firm, we are confident that major coverage of Nightfood ice cream will be achieved, including all-important national TV exposure.

It’s exciting to have Dr. Breus, who has logged countless national TV appearances on outlets like Dr. Oz, The View, Rachael Ray, The Today Show, Good Morning America, and more, be the one to communicate Nightfood to the masses. A long-time night snacker himself, with a penchant for ice cream, Dr. Breus is both a Nightfood consumer and ambassador.

In addition to Dr. Breus, and our pro athlete influencers (Tyler Eifert, Jarvis Landry, Bobby Portis, Rocco Mediate, Angela Stanford, Jordan Jenkins, Ty Montgomery, and Rasul Douglas), we have a growing army of online micro-influencers ready to drive consumers to retailer stores to try the ice cream.

We encourage our investors to enthusiastically spread the word as well. After you’ve tried the ice cream, as some of our advisors and influencers already have, you’ll be as excited about it as we are.

Anybody who follows the consumer packaged goods space has seen two ice cream start-ups achieve valuations in the billions over the last few years: Talenti and Halo Top. We’ve studied the market intimately, as well as the path to success. With the market we’re attacking, the products we’ve developed, and the team we’ve built, we believe a similar valuation for Nightfood will be attainable in approximately three years.

MJ Munchies and Half-Baked

Management believes all signs point to Federal marijuana legalization in the coming years

On November 19, 2018, FDA Commissioner Scott Gottlieb stated that he believed federal action on marijuana policy would happen at some point “soon”, and declaring it an “inevitability”.

With edibles and beverages clearly emerging as the highest-growth segments of the cannabis market, having a valuable, established, and trusted brand in that space is a high-value asset.

With our licensee in California working to launch four flavors of Half-Baked cookies in January, and our pending relationship with a new licensee in Colorado to launch a THC-infused shot (similar in format to a shot of 5-Hour Energy), we’re starting to establish the Half-Baked brand in the marketplace.

Not a month goes by where we’re not in discussions with other companies that have an interest in licensing the Half-Baked brand on a broader scale. The value and power of the brand name is indisputable. At the same time, by launching into the marketplace with smaller licensees to establish a marketplace foothold and a revenue base, we’re enhancing that value, along with our profile.

As more states come online, and the stakes continue to increase, we’re confident new major players entering the space will want an unfair advantage by partnering with, or acquiring, the Half-Baked brand. We believe some very interesting opportunities with these bigger players will begin to present themselves.

With Brian Edwards heading up the licensing relationship in California, and advising us regarding our product launch strategies in other markets, the launch of these first products will both accelerate our timelines, and increase the value of our intellectual property (the Half-Baked brand, and our proprietary and patent-pending ingredient).

We expect to be able to release more details shortly about all of the recent and exciting Half-Baked developments.

In Summary

It’s been a very busy and eventful few months. As things slow down for some of us during the holidays, the next several weeks will be busy ones for me and the team.

At the same time, I’m looking forward to the coming weeks spending some holiday time with family in New York and California. As a special treat this year, we will be having a family Nightfood ice cream tasting-party in each location. To date, only a couple of dozen people have tried the ice cream, and that does not include my wife or kids, who are obviously very excited. I love listening to my two young sons plan and debate the exact order in which they will try each of the eight flavors.

As I wish each of you a happy 2018 holiday season, I know that by this time next year, everybody reading this letter will have had a chance to try Nightfood ice cream. When you do, you’ll see why I expect 2019 to be a very prosperous and healthy year for all.

Sincerely,

Sean Folkson
Founder and Chief Executive Officer

NightFood Holdings, Inc.

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

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